Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 264-4907

PennyMac Financial Services, Inc. Reports

Fourth Quarter and Full-Year 2019  Results

Westlake Village, CA,  February 6th,  2020 –  PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $152.7 million for the fourth quarter of 2019,  or $1.88  per share on a diluted basis, on revenue of $490.4 million.  Book value per share increased to $26.26 from $24.37 at September 30, 2019.

PFSI’s Board of Directors declared a fourth quarter cash dividend of $0.12 per share, payable on February 27, 2020, to common stockholders of record as of February 14, 2020.

Fourth Quarter 2019 Highlights

•Pretax income was $203.4 million, up 22 percent from the prior quarter and 249 percent from the fourth quarter of 2018

oRecord pretax income and operating earnings1 driven by strong Production segment results and operating performance in the Servicing segment

•Production segment pretax income was $203.3 million, up 13 percent from the prior quarter and 700 percent from the fourth quarter of 2018, driven by record loan production volumes across all channels

oTotal loan acquisitions and originations were $42.4 billion in unpaid principal balance (UPB), up 22 percent from the prior quarter and 118 percent from the fourth quarter of 2018

1In the fourth quarter of 2017, diluted earnings per share were $2.44, which included a $1.79 contribution from the remeasurement of deferred tax items due to enactment of the Tax Cuts and Jobs Act of 2017

oPFSI’s correspondent interest rate lock commitments (IRLCs) totaled $16.9 billion in UPB, up 1 percent from the prior quarter and 84 percent from the fourth quarter of 20182

oDirect lending IRLCs were a record $6.5 billion in UPB, up 16 percent from the prior quarter and 235 percent from the fourth quarter of 2018

–$5.4 billion in UPB of locks in the consumer direct channel; $1.1 billion in UPB of locks in the broker direct channel

oCorrespondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $20.5  billion in UPB, up 23 percent from the prior quarter and 126 percent from the fourth quarter of 2018

•Servicing segment pretax loss was $5.1 million, versus a  pretax loss of $18.1 million in the prior quarter and pretax income of $29.3 million in the fourth quarter of 2018

oValuation-related items included a $160.6 million gain in the fair value of mortgage servicing rights (MSRs) and $194.6  million in hedging and other losses; net impact on pretax income was $(34.0) million and on earnings per share was $(0.31)

oPretax income excluding valuation-related items was $39.1 million, up 55 percent from the prior quarter and down 12  percent from the fourth quarter of 2018

–Operating expenses decreased by $6.5 million from the prior quarter primarily due to a reduction in vendor expenses following the completion of our Servicing Systems Environment (SSE)

oThe servicing portfolio grew to $368.7 billion in UPB, up 6  percent from September 30, 2019

•Investment Management segment pretax income was $5.2  million,  up from $5.0 million in the prior quarter and $2.5 million in the fourth quarter of 2018

oRevenue was $11.8 million, essentially unchanged from the prior quarter and up 50 percent from the fourth quarter of 2018

oNet assets under management (AUM) were $2.5 billion, up 10  percent from September 30, 2019,  driven by $215 million in new common equity raised by PMT during the quarter, including $201 million in December

2Consists of correspondent government and non-delegated IRLCs

Notable activity after quarter end:

•Completed the acquisition of a bulk Ginnie Mae MSR portfolio totaling $2.4 billion in UPB

Full-Year 2019 Highlights

•	Pretax income of $529.4 million, up 98 percent from the prior year and the highest level on record for PennyMac Financial

oDiluted earnings per share of $4.89,  up from $2.59 in 2018 and also a record

•	Total net revenue of $1.5 billion, up 50 percent from the prior year
•

Record loan production of $117.6 billion in UPB, an increase of 74 percent from the prior year, which included $9.8 billion in UPB of consumer direct production, an increase of 209 percent from the prior year

•	Servicing portfolio growth of 23 percent
•	Net AUM growth of 56 percent, driven by $830 million in new common equity raised by PMT

“PennyMac Financial delivered outstanding performance across all of its businesses in the fourth quarter and throughout 2019,” said President and CEO David Spector.  “Book value per share grew 22 percent for the year, driven by record profitability in our Production segment and our ability to successfully hedge the interest rate risk inherent in mortgage servicing rights in a year characterized by significant interest rate volatility.  Each of our production channels grew market share this year and substantial growth in our consumer direct lending channel was a major contributor to the Company’s earnings.  Further, our industry-leading correspondent channel became the largest aggregator of residential mortgage loans in the U.S., according to Inside Mortgage Finance.  Our servicing portfolio also grew more than 20 percent for the year while our technology investments continue to drive greater operating efficiency and better service for our 1.8 million customers.  With our maturing, balanced business model, the opportunity to continue capturing market share gains across our businesses and the strong foundation provided by our large and growing servicing portfolio, we expect PFSI to earn a mid-teens return on equity across different market environments; however, we expect PFSI to deliver a higher ROE in 2020.”

The following table presents the contributions of PennyMac Financial’s segments to pretax income:

	Quarter ended December 31, 2019
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on loans held for sale at fair value	$227,751	$29,736	$257,487	$-	$257,487
Loan origination fees	63,868	-	63,868	-	63,868
Fulfillment fees from PMT	58,297	-	58,297	-	58,297
Net servicing fees	-	87,731	87,731	-	87,731
Management fees	-	-	-	10,314	10,314
Net interest income (expense):
Interest income	26,624	49,391	76,015	-	76,015
Interest expense	23,737	41,378	65,115	17	65,132
	2,887	8,013	10,900	(17)	10,883
Other	360	(21)	339	1,456	1,795
Total net revenue	353,163	125,459	478,622	11,753	490,375
Expenses	149,863	130,586	280,449	6,560	287,009
Pretax income (loss)	$203,300	$(5,127)	$198,173	$5,193	$203,366

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels.

PennyMac Financial’s loan production activity for the quarter totaled $42.4 billion in UPB, $21.9  billion of which was for its own account, and $20.5 billion of which was fee-based fulfillment activity for PMT.  Correspondent government, non-delegated and direct lending IRLCs totaled $23.4  billion in UPB, up 4 percent from the prior quarter and 110 percent from the fourth quarter of 2018.

Production segment pretax income was $203.3 million, up 13 percent from the prior quarter and 700 percent from the fourth quarter of 2018.  Production revenue totaled $353.2 million, up 12 percent from the prior quarter and 229 percent from the fourth quarter of 2018.  The quarter-over-quarter increase was driven by a $14.4 million increase in loan origination fees, a $13.1 million increase in fulfillment fees from PMT, and an $11.6 million increase in net gains on loans held for sale.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands)
Receipt of MSRs in loan sale transactions	$328,182	$227,256	$141,100
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(2,624)	(1,896)	(1,259)
Provision for representations and warranties, net	(1,583)	(1,333)	(229)
Cash investment (1)	4,694	(108,408)	(46,260)
Fair value changes of pipeline, inventory and hedges	(71,182)	120,113	(33,604)
Net gains on loans held for sale	$257,487	$235,732	$59,748
Net gains on loans held for sale by segment:
Production	$227,751	$216,132	$36,848
Servicing	$29,736	$19,600	$22,900

(1)  Net of cash hedging results

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business.  These services include, but are not limited to,  marketing,  relationship management,  correspondent seller approval and monitoring,  loan file review, underwriting,  pricing,  hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $58.3 million in the fourth quarter, up 29 percent  from the prior quarter and 104 percent from the fourth quarter of 2018.  The quarter-over-quarter increase in  fulfillment fee revenue was driven primarily by a  23 percent increase in acquisition volumes by PMT and a slight increase in the weighted average fulfillment fee rate to 28  basis points from 27 basis points in the prior quarter.

Net interest income totaled $2.9  million,  down from $4.0 million in the prior quarter and $15.3 million in the fourth quarter of 2018.   Net interest income in the third quarter of 2019 and the fourth quarter of 2018 included  incentives totaling $1.6 million and $12.6 million, respectively, which the Company was entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics.  As expected and previously disclosed,  the lender completed the orderly wind down of the incentive program during the quarter ended September 30, 2019 and accordingly, the related master repurchase agreement expired.  As a result, there were no consumer relief incentives in the fourth quarter of 2019.

Production segment expenses were $149.9 million, up 10 percent from the prior quarter and 83 percent from the fourth quarter of 2018 as a result of the increase in volumes.

Servicing Segment

Servicing includes income from owned MSRs,  subservicing and special servicing activities.  Servicing segment pretax loss was $5.1 million, versus a pretax loss of $18.1 million in the prior quarter and pretax income of $29.3 million in the fourth quarter of 2018.  Servicing segment revenues totaled $125.5  million, up 15  percent from the prior quarter and down 7  percent from the fourth quarter of 2018.  The quarter-over-quarter increase was primarily driven by higher servicing fees related to a larger servicing portfolio and lower net valuation-related losses.

Net loan servicing fees totaled $87.7 million and included $234.9 million in servicing fees reduced by $113.1 million from the realization of MSR cash flows.  Net valuation-related losses totaled $34.0  million, and included  MSR fair value gains  of $160.6 million more than offset by hedging losses  of $192.4 million and a $2.3 million change in the fair value of the excess servicing spread liability.  The MSR fair value gains primarily resulted from expectations for decreased prepayment activity in the future as a result of higher interest rates in the fourth quarter.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands)
Loan servicing fees (1)	$234,871	$224,949	$194,405
Effect of MSRs:
Realization of cash flows	(113,102)	(117,220)	(82,250)
Change in fair value of MSRs	160,611	(295,510)	(67,277)
Change in fair value of excess servicing spread financing	(2,263)	3,864	526
Hedging (losses) gains	(192,386)	250,146	59,808
Total change in fair value of MSRs	(147,140)	(158,720)	(89,193)
Net loan servicing fees	$87,731	$66,229	$105,212

(1)  Includes contractually-specified servicing fees

Servicing segment revenue also included $29.7 million in net gains on loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared to $19.6 million in the prior quarter and $22.9 million in the fourth quarter of 2018.  These loans were previously purchased out of Ginnie Mae securitizations as early buyout (EBO) loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest income totaled $8.0 million, down from $23.1 million in the prior quarter and up from $6.0 million in the fourth quarter of 2018.  Interest income decreased by $11.6 million from the prior quarter,  primarily driven by lower  interest income related to custodial deposit balances,  as seasonal tax disbursements reduced balances and earnings rates declined.   Interest expense was up $3.4 million from the prior quarter, driven by elevated EBO activity.

Servicing segment expenses totaled $130.6 million,  up 2 percent from the prior quarter driven by a larger servicing portfolio partially offset by lower vendor-related fees as a result of the completion of SSE, our proprietary servicing system.

The total servicing portfolio reached $368.7 billion in UPB at December 31,  2019, an increase of 6 percent from September 30, 2019 and 23 percent from December 31,  2018, driven by the Company’s loan production activities.  PennyMac Financial subservices and conducts special servicing for $135.4 billion in UPB, an increase of 12 percent from September 30, 2019 and 43 percent from December 31,  2018.  PennyMac Financial’s owned MSR portfolio grew to $233.3 billion in UPB, an increase of 2 percent from September 30, 2019 and 14 percent from December 31, 2018.

The table below details PennyMac Financial’s servicing portfolio UPB:

	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands)
Prime servicing:
Owned
Mortgage servicing rights
Originated	$166,188,825	$157,437,101	$144,296,544
Acquisitions	59,598,279	63,778,892	56,757,600
	225,787,104	221,215,993	201,054,144
Mortgage servicing liabilities	2,758,454	2,327,687	1,160,938
Mortgage loans held for sale	4,724,006	4,323,252	2,420,636
	233,269,564	227,866,932	204,635,718
Subserviced for PMT	135,288,944	120,460,120	94,074,625
Total prime servicing	368,558,508	348,327,052	298,710,343
Special servicing:
Subserviced for PMT	125,724	147,956	583,529
Total loans serviced	$368,684,232	$348,475,008	$299,293,872

Mortgage loans serviced:
Owned
Mortgage servicing rights	$225,787,104	$221,215,993	$201,054,144
Mortgage servicing liabilities	2,758,454	2,327,687	1,160,938
Mortgage loans held for sale	4,724,006	4,323,252	2,420,636
	233,269,564	227,866,932	204,635,718
Subserviced	135,414,668	120,608,076	94,658,154
Total mortgage loans serviced	$368,684,232	$348,475,008	$299,293,872

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation.  Net AUM were $2.5 billion as of December 31,  2019,  up 10 percent from September 30, 2019 and 56 percent from December 31,  2018.  The quarter-over-quarter growth was driven by PMT’s issuance of approximately $215 million of common shares during the quarter.

Pretax income for the Investment Management segment was $5.2 million,  up from $5.0 million in the prior quarter and $2.5 million in the fourth quarter of 2018.  Management fees, which include base management and performance incentive fees from PMT,  increased 2 percent from the prior quarter and 57 percent from the fourth quarter of 2018.  Base management fees were $8.4  million, up from $7.9 million in the prior quarter and $5.8 million in the fourth quarter of 2018 as a result of PFSI’s increased AUM.  Performance-based incentive fees were $1.9 million, down slightly from $2.2 million in the prior quarter and up from $0.7 million in the fourth quarter of 2018, driven by PMT’s continued strong financial performance.

The following table presents a breakdown of management fees:

	Quarter ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$8,441	$7,914	$5,810
Performance incentive	1,873	2,184	749
Total management fees	$10,314	$10,098	$6,559

Net assets of PennyMac Mortgage Investment Trust	$2,450,916	$2,219,611	$1,566,132

Investment Management segment expenses totaled $6.6 million,  down 3 percent from the prior quarter and up 22 percent from the fourth quarter of 2018.

Consolidated Expenses

Total expenses were $287.0 million, up 6 percent from the prior quarter and 49 percent from the fourth quarter of 2018.  The year-over-year change was primarily driven by higher volumes of activity in the Production segment.

Chairman Stanford L. Kurland concluded, “As I  reflect on the past twelve years, I am incredibly proud of the organization we have built and I believe our dedicated employees and the depth of our management team are unmatched in the industry.  PennyMac Financial has unique capabilities, including its synergistic partnership with PennyMac Mortgage Investment Trust, the REIT that we manage, as well as our best-in-class operating platform, which have established this Company as a leading mortgage banking enterprise.  Our people, platform and governance infrastructure, which includes our focus on risk management, position us well to sustain our competitive advantage in the residential mortgage market across a variety of economic environments.  As I relinquish my day-to-day responsibilities but continue my involvement as Chairman of the Board, I am confident that the management team will continue to build on the established foundation in place for future growth, while providing superior, long-term returns to our stockholders.”

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday,  February 6,  2020.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; expected discontinuation of LIBOR; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of  regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands, except share amounts)
ASSETS
Cash	$188,291	$201,268	$155,289
Short-term investments at fair value	74,611	90,663	117,824
Loans held for sale at fair value	4,912,953	4,522,971	2,521,647
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	107,512	107,678	131,025
Derivative assets	159,686	232,948	96,347
Servicing advances, net	344,379	271,501	313,197
Investment in PennyMac Mortgage Investment Trust at fair value	1,672	1,667	1,397
Mortgage servicing rights	2,926,790	2,556,253	2,820,612
Real estate acquired in settlement of loans	20,326	20,328	2,250
Operating lease right-of-use assets	73,090	53,384	-
Furniture, fixtures, equipment and building improvements, net	30,480	32,221	33,374
Capitalized software, net	63,130	57,975	39,748
Receivable from PennyMac Mortgage Investment Trust	48,159	39,744	33,464
Loans eligible for repurchase	1,046,527	892,631	1,102,840
Other	206,411	221,967	109,559
Total assets	$10,204,017	$9,303,199	$7,478,573

LIABILITIES
Assets sold under agreements to repurchase	$4,141,053	$3,538,889	$1,933,859
Mortgage loan participation and sale agreements	497,948	514,625	532,251
Notes payable secured by mortgage servicing rights	1,294,070	1,293,625	1,292,291
Obligations under capital lease	20,810	23,881	6,605
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	178,586	183,141	216,110
Derivative liabilities	22,330	14,035	3,064
Operating lease liabilities	91,320	72,160	-
Mortgage servicing liabilities at fair value	29,140	34,294	8,681
Accounts payable and accrued expenses	175,273	215,379	156,212
Payable to PennyMac Mortgage Investment Trust	73,280	61,862	104,631
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,158	46,537	46,537
Income taxes payable	504,569	480,559	400,546
Liability for loans eligible for repurchase	1,046,527	892,631	1,102,840
Liability for losses under representations and warranties	21,446	19,968	21,155
Total liabilities	8,142,510	7,391,586	5,824,782

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 78,515,047, 78,434,556, and 77,480,172 shares, respectively	8	8	8
Additional paid-in capital	1,335,107	1,328,166	1,310,648
Retained earnings	726,392	583,439	343,135
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	2,061,507	1,911,613	1,653,791
Total liabilities and stockholders’ equity	$10,204,017	$9,303,199	$7,478,573

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$257,487	$235,732	$59,748
Loan origination fees	63,868	49,434	26,165
Fulfillment fees from PennyMac Mortgage Investment Trust	58,297	45,149	28,591
Net loan servicing fees:
Loan servicing fees
From non-affiliates	196,655	185,967	163,565
From PennyMac Mortgage Investment Trust	13,695	12,964	11,524
Other fees	24,521	26,018	19,316
	234,871	224,949	194,405
Change in estimated fair value of mortgage servicing rights and excess servicing spread financing	(147,140)	(158,720)	(89,193)
Net loan servicing fees	87,731	66,229	105,212
Net interest income:
Interest income	76,015	83,452	57,733
Interest expense	65,132	56,380	36,461
	10,883	27,072	21,272
Management fees from PennyMac Mortgage Investment Trust	10,314	10,098	6,559
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	39	66	(87)
Results of real estate acquired in settlement of loans	(648)	188	410
Revaluation of payable to exchange Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	379	-	1,126
Other	2,025	2,379	2,205
Total net revenue	490,375	436,347	251,201
Expenses
Compensation	141,009	141,132	99,353
Servicing	57,487	47,909	41,518
Technology	15,515	20,385	15,056
Loan origination	44,919	34,851	12,936
Occupancy and equipment	7,841	7,257	7,151
Professional services	10,983	9,682	9,173
Other	9,255	8,934	7,708
Total expenses	287,009	270,150	192,895
Income before provision for income taxes	203,366	166,197	58,306
Provision for income taxes	50,705	44,724	5,346
Net income	152,661	121,473	52,960
Less: Net income attributable to noncontrolling interest	-	-	14,211
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$152,661	$121,473	$38,749

Earnings per share
Basic	$1.95	$1.55	$0.65
Diluted	$1.88	$1.51	$0.63
Weighted-average common shares outstanding
Basic	78,466	78,361	59,876
Diluted	81,076	80,382	61,468

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2019	2018	2017
	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$725,528	$249,022	$391,804
Loan origination fees	174,156	101,641	119,202
Fulfillment fees from PennyMac Mortgage Investment Trust	160,610	81,350	80,359
Net loan servicing fees:
Loan servicing fees:
From non-affiliates	730,165	585,101	475,848
From PennyMac Mortgage Investment Trust	48,797	42,045	43,064
Investment funds	-	3	1,461
Other fees	98,564	64,133	58,924
	877,526	691,282	579,297
Change in estimated fair value of mortgage servicing rights and excess servicing spread financing	(583,861)	(245,889)	(273,238)
Net loan servicing fees	293,665	445,393	306,059
Net interest income (expense):
Interest income	288,700	216,416	143,179
Interest expense	211,979	144,597	144,520
	76,721	71,819	(1,341)
Management fees, net:
From PennyMac Mortgage Investment Trust	36,492	24,465	22,584
From Investment Funds	-	4	1,001
	36,492	24,469	23,585
Carried Interest from Investment Funds	-	(365)	(1,040)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	416	332	118
Results of real estate acquired in settlement of loans	557	589	94
Revaluation of payable to exchange Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	379	1,126	32,940
Other	8,880	9,253	3,683
Total net revenue	1,477,404	984,629	955,463
Expenses
Compensation	503,458	403,270	358,721
Servicing	164,697	137,104	117,696
Loan origination	117,338	27,398	20,429
Technology	67,946	60,103	52,013
Occupancy and equipment	28,916	27,152	22,615
Professional services	32,859	27,615	17,845
Other	32,746	34,290	30,235
Total expenses	947,960	716,932	619,554
Income before provision for income taxes	529,444	267,697	335,909
Provision for income taxes	136,479	23,254	24,387
Net income	392,965	244,443	311,522
Less: Net income attributable to noncontrolling interest	-	156,749	210,765
Net income attributable to PennyMac Financial Services, Inc.common stockholders	$392,965	$87,694	$100,757
Earnings per share
Basic	$5.02	$2.62	$4.34
Diluted	$4.89	$2.59	$4.03
Weighted average shares outstanding
Basic	78,466	33,524	23,199
Diluted	81,076	35,322	24,999